Exhibit 10.11

TOTAL SHAREHOLDER RETURN

PERFORMANCE RELATED STOCK AWARD AGREEMENT

This Total Shareholder Return Performance Related Stock Award Agreement (the “Agreement”), dated February 2, 2024 (the “Grant Date”), is between Landstar System, Inc. (the “Company”) and Frank A. Lonegro (the “Executive”).

1. Grant of Performance Related Stock Award. This Agreement is entered into pursuant to the Landstar System, Inc. 2011 Equity Incentive Plan (as amended through November 2, 2023 and as may be further amended from time to time, the “Plan”), and evidences the grant of a Performance Related Stock Award pursuant to Section 9 of the Plan in the form of 52,971 Restricted Stock Unit Awards (“PSUs”). The PSUs and this Agreement are subject to the terms and provisions of the Plan. Capitalized terms that are not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.

2. Dividend Equivalents. Dividend equivalents shall be credited to the PSUs each time that a dividend is paid on the Company’s Stock. The aggregate amount of such dividend equivalents so credited in respect of each such dividend shall be equal to the dividend paid on a share of Stock multiplied by the number of PSUs credited to the Executive under this Agreement on the dividend record date. The dividend equivalents shall be converted into additional PSUs, rounded down to the nearest whole number, on the dividend payment date based upon the then Fair Market Value of the Stock, and such PSUs shall be added to the PSUs credited to the Executive under this Agreement.

3. Total Shareholder Return Vesting Requirement. Subject to Section 4, Section 5 and Section 6, 100% of the PSUs, adjusted to reflect dividends (if any) paid while the PSUs are outstanding during the Performance Period (as defined below) and as may be necessary to take into account capital adjustments described in Section 5.3 of the Plan, shall be eligible to vest beginning on the first Measurement Date occurring in 2030 and each of the Measurement Dates thereafter during the Performance Period and shall vest based on achievement of the Target TSR CAGR as of any such Measurement Date.

a. “Target TSR CAGR” means at least a 9% compound annual growth rate based on the Ending TSR Value as of any Measurement Date relative to the average Fair Market Value of a share of Stock for the period beginning on the first Monday after the Company’s annual earnings release for 2023 and ending on the 60-day anniversary thereof (the “Base TSR Value” and such 60-day anniversary, the “Base Date”).

b. “Measurement Date” means, for any applicable calendar year during the Performance Period beginning in 2030, the 60-day anniversary of the first Monday after the Company’s annual earnings release for the prior year.

c. “Ending TSR Value” means, for any applicable calendar year during the Performance Period beginning in 2030, the average Fair Market Value of a share of Stock for the trailing 60-day period ending on the applicable Measurement Date for such year, adjusted to reflect dividends (if any) paid during the period from the day following the Base Date until the applicable Measurement Date, and as may be necessary to take into account capital adjustments described in Section 5.3 of the Plan.

d. “Performance Period” means the period from the Grant Date until the Measurement Date in 2034 (the “End Date”).

For the avoidance of doubt, if the compound annual growth rate of Ending TSR Value relative to Base TSR Value is below 9% as of any applicable Measurement Date, then none of the PSUs granted hereunder shall vest. Any Measurement Date (including a Death or Disability Measurement Date or Change in Control Measurement Date (each, as defined below)) on which the applicable Target TSR CAGR goals are achieved shall be deemed to be the vesting date of the PSUs under this Agreement.

4. Continuous Employment Requirement. Except as otherwise determined by the Committee, or except as otherwise provided in Section 5 or Section 6, the PSUs shall vest only if the Executive is continuously employed by the Company from the Grant Date through the applicable Measurement Date when the Target TSR CAGR is achieved. Except as otherwise determined by the Committee, or except as otherwise provided in Section 5 or Section 6, any PSUs that have not vested as of the date the Executive’s employment terminates shall be immediately forfeited and the Executive shall have no further rights under this Agreement following the date as of which the Executive’s employment terminates.

5. Death or Disability. In the event the Executive’s employment terminates as a result of the Executive’s death or Disability on or after February 2, 2027, but prior to the vesting of the PSUs, then there shall occur a measurement date on the date on which the Executive’s employment terminates (the “Death or Disability Measurement Date”). In any such event, up to all of the PSUs under this Agreement as of the Death or Disability Measurement Date shall be eligible to vest if the Target TSR CAGR has been achieved based on the average Fair Market Value of a share of Stock for the trailing 60-day period ending on the Death or Disability Measurement Date relative to the Base TSR Value with the number of PSUs that vest determined as follows: (a) if the Death or Disability Measurement Date occurs prior to February 2, 2030, then the number of PSUs that vest on such Death or Disability Measurement Date shall equal the product of (x) all of the PSUs under this Agreement and (y) a fraction, the numerator of which is the number of days that the Executive was employed by the Company prior to such Death or Disability Measurement Date and the denominator of which is 2,192 and (b) if the Death or Disability Measurement Date occurs on or after February 2, 2030, then the number of PSUs that vest on such Death or Disability Measurement Date shall equal all of the PSUs under this Agreement.

6. Change in Control. Subject to the Executive’s continued employment through the date such Change in Control occurs, in the event of a Change in Control that occurs prior to the vesting of the PSUs, then there shall occur a measurement date on the date on which the Change in Control occurs (the “Change in Control Measurement Date”). In any such event, all of the PSUs under this Agreement as of the Change in Control Measurement Date shall vest if the Change in Control Price is at least 125% of the price per share of Stock that would achieve the Target TSR CAGR relative to the Base TSR Value as of the Change in Control Measurement Date.

7. Expiration. Notwithstanding anything in this Agreement to the contrary, if any PSUs do not vest as of the earlier to occur of (i) the End Date, (ii) the Death or Disability Measurement Date and (iii) the Change in Control Measurement Date (the “Expiration Date”), then such PSUs shall expire as of the Expiration Date and the Executive shall have no further rights under this Agreement following the Expiration Date.

8. Payment. As soon as practicable after the date as of which the PSUs vest (but in no event later than March 15 of the year following the year in which such PSUs vest), a number of shares of Stock represented by the PSUs that have become vested shall be issued to the Executive, subject to any withholding for taxes; provided however, that in the event of a Change in Control, PSUs that have become vested shall either (i) be paid in shares of Stock or (ii) be cancelled in exchange for an immediate payment in cash of an amount based upon the Change in Control Price, in the discretion of the Committee. If the Executive dies before the payment due hereunder is made, such payment shall be made to the Executive’s beneficiary.

9. Shareholder Rights. The Executive shall have no rights as a shareholder with respect to shares of Stock to which this grant relates. Except as provided in the Plan or in this Agreement, no adjustment shall be made, for dividends or other rights for which the record date occurs while the PSUs are outstanding.

10. Amendment of Agreement. The Committee has the right, in its sole discretion, to alter or amend this Agreement from time to time and in any manner for the purpose of promoting the objectives of the Plan, provided that no such amendment shall in any manner adversely affect the Executive’s rights under this Agreement without the Executive’s consent.

11. Transferability. The Executive may not, at any time prior to the vesting of the PSUs, assign, alienate, pledge, attach, sell or otherwise transfer or encumber the PSUs and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable for all purposes.

12. Clawback. Notwithstanding any other provision of this Agreement or the Plan, the Company may cancel all or any part of the PSUs, require reimbursement of any amounts earned in respect of the PSUs, and effect any other right of recoupment in respect of the PSUs in accordance with the Clawback Policy. In addition, the Executive may be required to repay to the Company previously paid compensation in respect of the PSUs in accordance with the Clawback Policy. By accepting the PSUs, the Executive is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

13. Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement, and as set forth in the Plan. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its discretion. This Agreement is intended to grant the PSUs upon the terms and conditions authorized by the Plan, including, without limitation, the clawback provision set forth in section 13.4 of the Plan and the tax withholding provision set forth in Section 13.3 of the Plan. Any provisions of this Agreement that cannot be so administered, interpreted, or construed shall be disregarded. In the event that any provision of this Agreement is held invalid or unenforceable, such provision shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect.

[signature page to follow]

LANDSTAR SYSTEM, INC.		THE EXECUTIVE

By:	/s/ David G. Bannister	/s/ Frank A. Lonegro
Name:	David G. Bannister	Frank A. Lonegro
Title:	Chair of the Compensation Committee

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